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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-107294 and 333-47836) pertaining to the Bruker Biosciences Corporation Amended and Restated 2000 Stock Option Plan of our report dated March 24, 2005, with respect to the consolidated financial statements and schedule of Bruker BioSciences Corporation, Bruker BioSciences Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bruker BioSciences Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

                      /s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm